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                                                                      EXH. 10.31

                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                        RESTRICTED STOCK AWARD AGREEMENT

      Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the "Company"), has granted to the individual (the "Holder") named in the award notification attached hereto as Appendix A (the "Award Notification") as of the grant date set forth in the Award Notification (the "Grant Date"), pursuant to the provisions of the Starwood Hotels & Resorts Worldwide, Inc. 1999 Long-Term Incentive Compensation Plan (the "Plan"), a Restricted Stock Award (the "Award) of the number of Units set forth in the Award Notification, upon and subject to the restrictions, terms and conditions set forth below. References to employment by the Company shall include employment by a Subsidiary. Capitalized terms not defined herein shall have the meanings specified in the Plan.

      1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder shall accept this Agreement by executing the Award Notification in the space provided therefor and returning the original execution copy of the Award Notification to the Company. As soon as practicable after the Holder has executed the Award Notification and returned the same to the Company, the Company shall cause to be issued in the Holder's name a stock certificate or certificates representing the total number of Units subject to the Award.

      2. Rights as a Stockholder. The Holder shall have the right to vote the Units subject to the Award unless and until such Units are forfeited pursuant to Paragraph 4 hereof. Any dividend and any other distribution (including, without limitation, a stock dividend or stock split) with respect to Units subject to the Award that have not vested pursuant to Paragraph 4 hereof shall be delivered to the Company and shall be subject to the same restrictions as the Units with respect to which such dividend or other distribution was made. Any dividends and other distributions with respect to unvested Units that later become vested shall be delivered to the Holder at the time the certificate or certificates for such vested Units are delivered pursuant to Paragraph 3 hereof. Any dividends and other distributions with respect to unvested Units that are later forfeited shall be forfeited.

      3. Custody and Delivery of Certificates Representing Units. The Company shall hold the certificate or certificates representing the Units subject to the Award until such Award shall have vested, in whole or in part, pursuant to Paragraph 4 hereof, and the Company shall as soon thereafter as practicable, subject to Section 6.2, deliver the certificate or certificates for the vested Units to the Holder.

      4. Restriction Period and Vesting. (a) The Award shall vest (i) with respect to such portion of the Units subject to the Award and on such dates as set forth in the Award Notification, or (ii) earlier pursuant to Section 4(b) hereof or in accordance with Section 8.7 or Section 15.1 of the Plan (the "Restriction Period").

      (b) If the Holder's employment by the Company terminates by reason of Disability, or death, the Award shall become fully vested as of the effective date of the Holder's termination of employment.

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            (c)   If the Holder's employment by the Company terminates by reason of Retirement, the Award will continue to vest as set forth in the Award Agreement relating to such Restricted Stock Award, provided that any unvested portion of a Restricted Stock Award will be canceled on the fifth anniversary of the Participant's effective date of Retirement. The foregoing notwithstanding, during the five year period beginning from the date of Retirement, all unvested Restricted Stock Awards held by Participant will be canceled in the event Participant accepts any employment, assignment, position or responsibility, or acquires any ownership interest (other than holding and making investments in common equity securities of any corporation, limited partnership or other entity that has its common equity securities traded in a generally recognized market, provided such equity interest therein does not exceed 5% of the outstanding shares or equity interests in such corporation, limited partnership or other entity), which involves the Participant's participation in a hotel and leisure company engaged in the operation of owned hotels, management of hotels, franchising hotels, development and operation of vacation ownership resorts and the marketing or selling of vacation ownership interests. If Holder dies during the five-year period following termination of employment by reason of Retirement, the Award shall become fully vested on the date of death.

            (d) If the Holder's employment by the Company terminates for any reason other than Disability, Retirement or death, the portion of the Award which is not vested as of the effective date of the Holder's termination of employment shall be forfeited by the Holder and such portion shall be cancelled by the Company.

            5. Termination of Award. In the event that the Holder shall forfeit all or a portion of the Units subject to the Award, the Holder shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Holder returns this Agreement.

            6.    Additional Terms and Conditions of Award.

            6.1. Nontransferability of Award. During the Restriction Period, the Units subject to the Award and not then vested may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, during the Restriction Period, the Units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such Units, the Award shall immediately become null and void.

            6.2. Withholding Taxes. (a) As a condition precedent to the delivery to the Holder of any Units subject to the Award, the Holder shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

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      (b) The Holder may elect to satisfy his or her obligation to advance the
Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 6.2(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Units (which the Holder has held for at least six months prior to the delivery of such Units or which the Holder purchased on the open market and for which the Holder has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the Units otherwise to be delivered to the Holder pursuant to the Award, a number of whole Units having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Holder has sold the Units with respect to which the Required Tax Payments have arisen or
(5) any combination of (1), (2) and (3). The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5). Units to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Unit which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a Unit shall be delivered until the Required Tax Payments have been satisfied in full.

      6.3. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of Units, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Units other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the vesting, if any, of such fractional security, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the Fair Market Value on the vesting date. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

      6.4. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Units subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of Units hereunder, the Units subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. As a further condition precedent to the delivery to the Holder of any Units subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Units and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

      6.5. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the Company or any affiliate of the Company.

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      6.6.  Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions that may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

      6.7. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

      7.    Miscellaneous Provisions.

      7.1. Meaning of Certain Terms. As used herein, the term "vest" shall mean no longer subject to forfeiture. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

      7.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

      7.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company, or its designated representative at corporate headquarters in White Plains, New York,
Attention: Human Resources, and if to the Holder, to the address set forth for the Holder on the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either
(a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

      7.4. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York and construed in accordance therewith without giving effect to conflicts of laws principles.

                                       STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

                                       /s/ David Norton
                                       -----------------------------------------

                                       By: David Norton, Executive Vice
                                           President, Human Resources

March 2002

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